Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
October 27, 2005		(813) 282-1225
FOR IMMEDIATE RELEASE

OUTBACK STEAKHOUSE, INC. REPORTS
COMPARABLE STORE SALES

Tampa, Florida, October 27, 2005 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the four-week period ended October 22, 2005 compared with the same four-week period in 2004 changed by approximately:

Four weeks ended October 22, 2005	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-0.8%	1.2%	-0.6%
Carrabba’s Italian Grills	4.5%	n/a	4.5%
Fleming’s Prime Steakhouse and Wine Bars	10.5%	n/a	10.5%
Roy’s	-2.5%	n/a	-2.5%
Bonefish Grills	4.9%	3.5%	4.8%
Domestic average unit volumes
Outback Steakhouses	-1.4%	2.6%	-0.8%
Carrabba’s Italian Grills	2.0%	n/a	2.0%
Fleming’s Prime Steakhouse and Wine Bars	2.7%	n/a	2.7%
Roy’s	0.9%	n/a	0.9%
Bonefish Grills	1.3%	3.5%	1.6%

The Company noted that Hurricane Wilma caused mandatory evacuations beginning October 21, 2005, but there were no lost operating days at Company-owned restaurants in the four-week period ended October 22. However, as of the close of business yesterday, the Company has sustained a loss of 144 restaurant operating days and approximately $1,200,000 in revenues at 54 of its Company-owned restaurants, which will affect the Company’s comparable store sales in the next reporting period. As of today, 29 restaurants remain closed due to storm damage and power and water outages. Additionally, the Company noted that Hurricane Jeanne affected sales in the comparable four-week period in 2004.

STORE INFORMATION

	Restaurants opened/(closed) during the month ended October 31, 2005	Restaurants open as of October 31, 2005
Outback Steakhouses
Company-owned - domestic	7	668
Company-owned - international	1	88
Franchised and development joint venture - domestic	-	105
Franchised and development joint venture - international	(1)	50
Total	7	911
Carrabba's Italian Grills
Company-owned	4	193
Bonefish Grills
Company-owned	2	80
Franchised	-	4
Total	2	84
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	1	35
Roy’s
Company-owned	1	20
Cheeseburger in Paradise
Company-owned	1	22
Paul Lee’s Chinese Kitchens
Company-owned	-	4
Lee Roy Selmon’s
Company-owned	-	3

System-wide total	16	1,272

The Outback Steakhouse, Inc. restaurant system operates in 50 states and 21 countries internationally.

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